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                                                                   EXHIBIT 12

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
                       ANADARKO PETROLEUM CORPORATION
             CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                  EARNINGS TO FIXED CHARGES AND EARNINGS TO
            COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

 Nine Months Ended September 30, 2000 and Five Years Ended December 31, 1999

                      Nine Months
                         Ended
                     September 30           Years Ended December 31
millions                    2000     1999      1998    1997     1996    1995
Gross Income              $716.0   $178.9   $ (7.4)  $205.3   $196.8   $65.6
Rentals                     10.6     11.1      12.5     8.3      4.2     2.5
Earnings                   726.6    190.0       5.1   213.6    201.0    68.1

Gross Interest Expense     120.8     96.1      82.4    62.0     56.0    52.5
Rentals                     10.6     11.1      12.5     8.3      4.2     2.5
Fixed Charges             $131.4   $107.2    $ 94.9  $ 70.3   $ 60.2   $55.0

Preferred Stock
 Dividends                  12.8     17.1      10.9      --       --      --

Combined Fixed Charges
 and Preferred Stock
 Dividends                $144.2   $124.3    $105.8  $ 70.3   $ 60.2   $55.0

Ratio of Earnings to
 Fixed Charges              5.53     1.77      0.05    3.04     3.34    1.24

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                  5.04     1.53      0.05    3.04     3.34    1.24
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  As a result of the Company's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

  These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.



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